Exhibit 99.2

Press Release August 2, 2012

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Announces Partial Tender Offer

for its 7 3/8% Senior Notes due 2012 and 7 3/4% Senior Notes due 2016

FORT WAYNE, INDIANA, August 2, 2012 — Steel Dynamics, Inc. (the “Company”) (NASDAQ/GS: STLD) today announced that it has commenced a cash tender offer (the “Tender Offer”) for up to $210 million of the approximately $420 million outstanding aggregate principal amount of its 7 3/8% Senior Notes due 2012 (CUSIP Nos. 858119AJ9 and 858119AK6; ISIN US858119AJ99 and US858119AK62) (the “2012 Notes”), and for any and all of the $500 million outstanding aggregate principal amount of its 7¾% Senior Notes due 2016 (CUSIP No. 858119ANO; ISIN US858119AN02) (the “2016 Notes” and with the 2012 Notes collectively the “Notes”).  Concurrently with the Tender Offer, the Company is soliciting consents (the “Consent Solicitation” and together with the Tender Offer, the “Offer”) from the holders of the 2016 Notes to proposed amendments (the “Proposed Amendments”) to the Indenture governing the 2016 Notes which would shorten the advance notice period required for the Company to redeem 2016 Notes from 30 days to three business days prior to the redemption date.  The terms of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated August 2, 2012 (the “Offer to Purchase”), and a related Letter of Transmittal and Consent (the “Letter of Transmittal”), which are being sent to holders of the Notes.

The Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, the completion of a new debt financing on terms reasonably satisfactory to the Company and in an amount generating net proceeds sufficient to purchase Notes tendered in the Offer up to the Tender Cap (as defined in the Offer to Purchase).  The Company’s obligations to accept any Notes tendered and to pay the consideration for them are set forth solely in the Offer to Purchase and the Letter of Transmittal.

Holders must validly tender their Notes prior to the early tender deadline of 5:00 p.m., New York City time, on August 15, 2012, unless extended (the “Early Tender Date”), in order to be eligible to receive the “Total Consideration.” The Total Consideration will equal $1,014.10 per $1,000 principal amount of 2012 Notes and $1,041.75 per $1,000 principal amount of the 2016 Notes which, in each case, includes an early tender payment of $30.00 per $1,000 principal amount of Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for the Notes.

The Offer expires at 11:59 p.m., New York City time, on August 29, 2012 unless extended (the “Expiration Date”).  Holders who validly tender their Notes after the Early Tender Date but on or prior to the Expiration Date shall be eligible to receive the “Tender Offer Consideration” equal to $984.10 per $1,000 principal amount of 2012 Notes and $1,011.75 per $1,000 principal amount of the 2016 Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for the Notes.  Holders of Notes tendered after the Early Tender Date will not be eligible to receive the early tender payment.

The Early Tender Date and the Expiration Date may be extended, and the Company may withdraw or not complete the Offer. Except in certain circumstances, Notes tendered may not be withdrawn after 5:00 p.m., New York City time on August 15, 2012.

All 2012 Notes tendered at or prior to the Early Tender Date will be accepted for purchase, subject to the applicable Maximum Tender Amount (as described in the Offer to Purchase), before any 2016 Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date will be accepted for purchase.  Notes validly tendered and not validly withdrawn after the Early Tender Date but at or prior to the Expiration Date will be eligible for purchase only if the aggregate principal amount of Notes purchased at the Early Acceptance Date is less than the Maximum Tender Amount applicable to such series of Notes and the Tender Cap (as described in the Offer to Purchase).  All 2012 Notes tendered after the Early Tender Date but at or prior to the Expiration Date will be accepted for purchase, subject to the Tender Cap and the applicable Maximum Tender Amount, before any 2016 Notes validly tendered after the Early Tender Date but at or prior to the Expiration Date will be accepted for purchase.  The aggregate principal amount of the 2012 Notes purchased in the Offer is subject to a Maximum Tender Amount and may be prorated as set forth in the Offer to Purchase.

This press release does not constitute an offer to sell or purchase or a solicitation of an offer to sell any of the Notes or any other securities, nor does it constitute a solicitation of consents to the Proposed Amendments. The Offer is made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this press release is qualified by reference to the Offer to Purchase and the Letter of Transmittal. Subject to applicable law, the Company may amend, extend, waive conditions to or terminate the Offer to Purchase, including to increase the principal amount of Notes it may accept.

The Company has engaged BofA Merrill Lynch and Goldman, Sachs & Co. as the dealer managers for the Offer.  Persons with questions regarding the Offer should contact BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 683-3215 (collect), or Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-0345. Requests for copies of the Offer to Purchase or the Letter of Transmittal may be directed to D. F. King & Co., Inc., the information agent for the Offer, at (800) 290-6427 (toll-free) or (212) 269-5550 (banks and brokers).

Forward-Looking Statements

This press release contains certain predictive statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These include statements regarding the tender offer, payments thereunder and results therefrom, and other guidance included in this press release.  These statements are based on the Company’s current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov.

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made. Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:  Theresa E. Wagler, Executive Vice President and Chief Financial Officer—+1.260.969.3500